Filed Pursuant to Rule 424(b)(3)

File No. 333-183001

STATION CASINOS LLC

SUPPLEMENT NO. 5 TO

MARKET MAKING PROSPECTUS DATED OCTOBER 19, 2012

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 19, 2013

On February 19, 2013, Station Casinos LLC filed the attached Current Report on Form 8-K.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date earliest event reported)  February [14], 2013

STATION CASINOS LLC

(exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-54193	27-3312261
(Commission File Number)	(IRS Employer Identification Number)

1505 South Pavilion Center Drive, Las Vegas, Nevada
(Address of principal executive offices)

89135

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (702) 495-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

On February 19, 2013, Station Casinos LLC also issued a press release announcing its intention to offer $500,000,000 aggregate principal amount of Senior Notes due 2021, subject to market conditions and other factors. A copy of the press release is furnished as Exhibit 99.1 hereto and is hereby incorporated in reference to this Item 8.01.

Item 9.01.         Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit No.	Description

99.1	Press Release dated February 19, 2013, regarding the proposed senior notes offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STATION CASINOS LLC

		By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President and Chief Financial Officer
Date:	February 19, 2013

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Exhibit 99.1

News Release

Contact:
Investor Relations
(702) 495-3000

Station Casinos LLC Announces

Proposed Offering of Senior Notes

LAS VEGAS, February 19, 2013 — Station Casinos LLC (the “Company”) announced today that it intends to offer, subject to market and other conditions, approximately $500 million aggregate principal amount of senior notes due 2021 (the “Notes”) in a private placement.

The Company intends to use the net proceeds from the Notes offering, along with cash on hand and borrowings under a new credit facility, to (i) purchase or redeem all of its outstanding Senior Notes due 2018, (ii) repay all amounts outstanding under the Company’s senior secured credit facility and the credit facility under which NP Opco LLC and Station GVR Acquisition, LLC, both subsidiaries of the Company, are borrowers and (iii) pay fees and expenses associated with the refinancing transactions.

The Notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States.  The Notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes referred to above will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the Notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the Notes.  The Notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of the Company, nor shall there be any offer, solicitation or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT STATION CASINOS

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino,  Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, and Wildfire Sunset. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station owns a 50% interest in MPM Enterprises, LLC, which is the manager of the Gun Lake Casino in southwestern Michigan.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all.  Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

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